Exhibit 10.5

MARKETAXESS EUROPE LIMITED

SEVERANCE PROTECTION AGREEMENT

THIS SEVERANCE PROTECTION AGREEMENT (the “Agreement”) is dated as of 31 July, 2020 (the “Effective Date”), by and between MarketAxess Europe Limited, a company incorporated and registered in England and Wales with registered number 04017610 and with registered office 5 (10th Floor), Aldermanbury Square, London EC2V 7HR (the “Company”), and Christophe Roupie (the “Executive”).

RECITALS

WHEREAS, the Executive is a senior management employee of Company;

WHEREAS, the Company recognizes the value of the Executive to the Company and has determined that appropriate steps should be taken to ensure the Company of the Executive’s continued attention and dedication to duty, and to ensure the availability of the Executive’s continued service, including in the event of a Change in Control of the Company; and

WHEREAS, in order to fulfill the above purposes, and recognizing that the Executive shall be entitled to rely on various benefits, the Compensation Committee of the Board of Directors of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess Holdings Inc.”) has determined that it is appropriate and in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Term. The term of this Agreement (the “Term”) shall initially be for a period of five (5) years following the Effective Date, and shall renew thereafter for successive one (1) year terms, unless the Company provides written notice to the Executive at least twelve (12) months prior to any then-applicable expiration date of its intent not to renew this Agreement; provided, that if this Agreement is in effect at the time of a Change in Control, then the Term shall continue in perpetuity thereafter. In addition, the Term shall not terminate while any payment or benefit obligation of the Company that is triggered hereunder shall remain outstanding. The Term shall automatically terminate upon a termination of Executive’s employment that does not entitle the Executive to the severance benefits provided hereunder. The Restrictive Covenant Agreement (attached hereto as Exhibit B) shall survive the end of the Term and any termination of this Agreement.

2. Severance Benefits Outside of the Change in Control Protection Period. If (i) the Executive’s employment is terminated by the Company without Cause prior to the effective date of a Change in Control, or (ii) if the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, in either case, following the expiration of the CIC Protection Period (as defined below), in each case, the Company shall provide the Executive with the following payments and benefits, in addition to the Accrued Payments:

(a) Severance Payment. An amount equal to 1.0 times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s Average Annual Bonus, payable in regular installments over twelve months in accordance with the Company’s general payroll practices beginning on the first payroll date following the Release Effective Date, with the first such installment including any accrued but unpaid amounts. The amount of this severance payment shall be reduced by any remuneration paid by the Company to the Executive in respect of the Executive’s notice of termination period and/or in lieu of such notice of termination period under and in accordance with his employment contract with the Company (the “Employment Contract”);

(b) Prorated Bonus Payment; Prior Year Bonus. An amount equal to the Average Annual Bonus, prorated based on the number of days during the year of termination that the Executive was employed prior to the Termination Date, payable in a lump sum on the first payroll date following the Release Effective Date (the “Final Year Bonus Payment”). Such Final Year Bonus Payment shall be in consideration for any claim the Executive has or may have to any annual bonus payment from the Company under the Employment Contract in respect of the year in which his employment with the Company terminates. In addition, to the extent not paid as of the Termination Date, the annual bonus (if any) earned by the Executive for the year immediately preceding the year in which the Termination Date occurs, determined in good faith on a basis consistent with the Company’s annual incentive compensation program and payable at the same time as bonuses paid to senior executives of the Company, or, if later, the first payroll date following the Release Effective Date; and

(c) Equity Vesting. With respect to any outstanding equity or equity-based incentive awards held by the Executive under any Company / MarketAxess Holdings Inc. equity incentive plans that are not vested as of the Termination Date: (A) any such award subject solely to time- or service-based vesting shall continue to become vested, exercisable and payable on the same schedule over the twelve (12) month period following the Termination Date as if the Executive had remained actively employed, and (B) any such award subject to performance-based vesting shall continue to become vested, exercisable and payable on the same schedule over the twelve (12) month period following the Termination Date as if the Executive had remained actively employed (x) based on actual performance for any performance period that is completed during such twelve (12) month period, or (y) based on target performance level for any performance period that is not completed during such twelve (12) month period. Executive’s outstanding equity awards shall otherwise be subject to the same terms and conditions that apply under the applicable equity plan and award agreements.

3. Severance Benefits During the Change in Control Protection Period. If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, in either case during the period beginning on the effective date of a Change in Control and ending on the second anniversary following such effective date (the “CIC Protection Period”), the Company shall provide the Executive with the following payments and benefits, in addition to the Accrued Payments:

(a) Severance Payment. An amount equal to 1.5 times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s Average Annual Bonus, payable in a lump sum on the first payroll date following the Release Effective Date. The amount of this severance payment shall be reduced by any remuneration paid by the Company to the Executive in respect of the Executive’s notice of termination period and/or in lieu of such notice of termination period under and in accordance with the Employment Contract;

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(b) Prorated Bonus Payment; Prior Year Bonus. An amount equal to the Average Annual Bonus, prorated based on the number of days during the year of termination that the Executive was employed prior to the Termination Date, payable in a lump sum on the first payroll date following the Release Effective Date. In addition, to the extent not paid as of the Termination Date, the annual bonus (if any) earned by the Executive for the year immediately preceding the year in which the Termination Date occurs, determined in good faith on a basis consistent with the Company’s annual incentive compensation program, and payable at the same time as bonuses paid to senior executives of the Company, or, if later, the first payroll date following the Release Effective Date; and

(c) Equity Vesting. With respect to any outstanding equity or equity-based incentive awards held by the Executive under any Company / MarketAxess Holdings Inc. equity incentive plans that are not vested as of the Termination Date: (A) any such award subject solely to time- or service-based vesting shall immediately vest in full, and (B) any such award subject to performance-based vesting shall immediately vest (x) based on actual performance for any performance period that is completed prior to the Termination Date, or (y) based on target performance level for any performance period that is not completed prior to the Termination Date. Executive’s outstanding equity awards shall otherwise be subject to the same terms and conditions that apply under the applicable equity plan and award agreements.

4. Termination Due to Death or Disability. If the Executive’s employment is terminated due to death or Disability, the Company shall provide the Executive with the following payments and benefits, in addition to the Accrued Payments:

(a) Severance Payment. An amount equal to 0.5 times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s Average Annual Bonus, payable in a lump sum on the first payroll date following the Release Effective Date. The amount of this severance payment shall be reduced by any remuneration paid by the Company to the Executive in respect of the Executive’s notice of termination period and/or in lieu of such notice of termination period under and in accordance with the Employment Contract;

(b) Prorated Bonus Payment; Prior Year Bonus. An amount equal to 0.5 times the Average Annual Bonus, prorated based on the number of days during the year of termination that the Executive was employed prior to the Termination Date, payable in a lump sum on the first payroll date following the Release Effective Date (the “Final Year Bonus Payment”). Such Final Year Bonus Payment shall be in consideration for any claim the Executive has or may have to any annual bonus payment from the Company under the Employment Contract in respect of the year in which his employment with the Company terminates. In addition, to the extent not paid as of the Termination Date, the annual bonus (if any) earned by the Executive for the year immediately preceding the year in which the Termination Date occurs, determined in good faith on a basis consistent with the Company’s annual incentive compensation program and payable at the same time as bonuses paid to senior executives of the Company, or, if later, the first payroll date following the Release Effective Date; and

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(c) Equity Vesting. With respect to any outstanding equity or equity-based incentive awards held by the Executive under any Company MarketAxess Holdings Inc. equity incentive plans that are not vested as of the Termination Date: (A) fifty percent (50%) of any such award subject solely to time- or service-based vesting shall immediately vest in full, and the remainder shall be immediately forfeited; and (B) fifty percent (50%) of any such award subject to performance-based vesting shall immediately vest (x) based on actual performance for any performance period that is completed prior to the Termination Date, or (y) based on target performance level for any performance period that is not completed prior to the Termination Date. Executive’s outstanding equity awards shall otherwise be subject to the same terms and conditions that apply under the applicable equity plan and award agreements.

In addition to the payments and benefits provided in this Section 4, the Executive shall remain eligible for benefits under the Company’s existing life and disability insurance plans in which the Executive participates, in accordance with the terms of such plans.

5. Release of Claims. The Company’s obligation to provide the severance payments and benefits set forth in Sections 2, 3 and 4 (other than the Accrued Payments) (the “Severance Benefits”) shall be subject to and contingent upon (a) the Executive’s (or the Executive’s estate’s or legal guardian’s, in the case of death or incapacity) execution and delivery to the Company of a general release of claims and covenant not to sue substantially in the form attached hereto as Exhibit A (the “Release Agreement”) together an executed Adviser’s Certificate (as defined in the Release Agreement) in respect of the same, and (b) such Release Agreement becoming effective on the date it is entered into in accordance with its terms (the date on which the Release Agreement becomes effective and irrevocable, the “Release Effective Date”). For the avoidance of doubt, the Executive shall forfeit the Severance Benefits if such Release Agreement has not been timely executed and returned to the Company and become effective. The Company shall provide to the Executive the Release Agreement on or within three (3) days following the Termination Date, and shall countersign the Release Agreement if timely executed and returned to the Company by the Executive.

6. Other Terminations. If the Executive’s employment is terminated for any reason other than those set forth in Sections 2, 3 and 4, the Accrued Payments shall be the sole and exclusive payments or benefits to which the Executive shall be entitled in respect of the Executive’s termination of employment with the Company under this Agreement, and no Severance Benefits shall be paid or provided.

7. Indemnification. The Executive shall be covered under the indemnification provisions (if any) of the articles of association and/or other governing documents of the Company in effect from time to time on terms and conditions no less favorable to the Executive than those provided to directors of the Company generally. Following the Termination Date, the Company will indemnify and cover the Executive (or procure that the Executive is indemnified and covered) under the directors’ and officers’ liability insurance policy applicable to directors of the Company, for the same period and on the same basis as the directors of the Company generally, which liability insurance shall at all times provide coverage in an amount that is reasonable and customary for companies of a similar size in the Company’s industry.

8. Restrictive Covenant Agreement. As a condition precedent to the effectiveness of this Agreement and in consideration for the payments and benefits and/or potential payments and benefits hereunder, the Executive shall sign and deliver to the Company the Proprietary Information and Non-Competition Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit B.

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9. Notice; Resignation from Positions. The Executive must provide the Company with the notice of termination period required under his Employment Contract. Furthermore, upon termination of the Executive’s employment for any reason, the Executive shall promptly (i) resign from all positions (including, without limitation, any management, officer or director position) with the Company and its affiliates and (ii) relinquish any power of attorney, signing authority, trust authorization or Company account signatory authorization that the Executive may hold on behalf of the Company or its affiliates.

10. Certain Defined Terms. For the purposes of this Agreement:

(a) “Accrued Payments” shall mean all base salary earned or accrued but unpaid through the Termination Date, payment for all vacation days accrued but unused through the Termination Date, and reimbursement for any reasonable and necessary business expenses incurred by the Executive through the Termination Date, determined in accordance with Company policy.

(b) “Average Annual Bonus” shall mean the average of the Executive’s annual bonus amounts earned and payable (without regard to any deferral or payment in another form) for the Company’s three (3) fiscal years immediately preceding the year in which the Termination Date occurs or, where the period of the Executive’s employment is less than the Company’s three (3) fiscal years immediately preceding the year in the Termination Date occurs, the average of the Executive’s annual bonus amounts earned and payable (without regard to any deferral or payment in another form) for the Company’s fiscal years during which he has been employed by the Company (or, if greater, immediately preceding the year in which a Change in Control occurs).

(c) “Base Salary” shall mean the amount of the Executive’s annual base salary in effect on the Termination Date or, if greater, as of immediately prior to the occurrence of a Change in Control.

(d) “Board” shall mean the Board of Directors of MarketAxess Holdings Inc., a Delaware corporation.

(e) “Cause” shall mean the Executive’s: (A) willful misconduct, gross misconduct, or gross negligence in the performance of the Executive’s duties to the Company that is not cured by the Executive within thirty (30) days after the Executive’s receipt of written notice given to the Executive by the Company, (B) the Executive’s conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any of its affiliates (other than a road traffic offence for which a non-custodial penalty is imposed), (C) a material breach by the Executive of any material written agreement (including the Restrictive Covenant Agreement) entered into between the Executive and the Company, or any material written policy of the Company signed by the Executive, in each case that is not cured by the Executive within thirty (30) days after the Executive’s receipt of written notice given to the Executive by the Company, (D) the Executive’s intentional failure or refusal to follow a lawful and proper direction of the Board or the Chief Executive Officer of MarketAxess Holdings Inc. that is not cured by the Executive within thirty

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(30) days after the Executive’s receipt of written notice given to the Executive by the Company, or (E) any other conduct by the Executive, whether or not in the course of performing the Executive’s responsibilities to the Company, that has or is reasonably likely to have a material adverse effect on the business, assets or reputation of the Company and that is not cured by the Executive within thirty (30) days after the Executive’s receipt of written notice given to the Executive by the Company.

(f) “Change in Control” shall mean, and shall have occurred, if:

(i) any Person (other than MarketAxess Holdings Inc., any trustee or other fiduciary holding securities under any employee benefit plan of MarketAxess Holdings Inc., or any company owned, directly or indirectly, by the stockholders of MarketAxess Holdings Inc. in substantially the same proportions as their ownership of shares of MarketAxess Holdings Inc.’s common stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act of the United States), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of MarketAxess Holdings Inc.’s then outstanding securities;

(ii) during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with MarketAxess Holdings Inc. to effect a transaction described in paragraph (i), (iii), or (iv) of this section, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by MarketAxess Holdings Inc.’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) a merger or consolidation of MarketAxess Holdings Inc. with any other corporation, other than a merger or consolidation which would result in the voting securities of MarketAxess Holdings Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of MarketAxess Holdings Inc. or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of MarketAxess Holdings Inc. (or similar transaction) in which no Person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of MarketAxess Holdings Inc. then outstanding securities shall not constitute a Change in Control of MarketAxess Holdings Inc.; or

(iv) the stockholders of MarketAxess Holdings Inc. approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by MarketAxess Holdings Inc. of all or substantially all of MarketAxess Holdings Inc.’s assets other than (i) the sale or disposition of all or substantially all of the assets of MarketAxess Holdings Inc. to a Person or Persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of MarketAxess Holdings Inc. at the time of the sale or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of MarketAxess Holdings Inc..

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(g) “Disability” shall mean the Executive’s having a permanent and total disability as determined by the Board.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934 of the United States, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(i) “Good Reason” shall mean any of the following events that are not cured by the Company within thirty (30) days after the Company’s receipt of written notice from the Executive specifying the event claimed to be Good Reason (the “Cure Period”): (i) an adverse change in the Executive’s title; (ii) a material diminution in the Executive’s duties, authorities or responsibilities or the assignment to the Executive of duties or responsibilities that are materially adversely inconsistent with Executive’s then position; (iii) a reduction in the Executive’s Base Salary or annual target incentive bonus (as a percentage of Base Salary); (iv) a requirement by the Company that the Executive’s principal place of work be moved to a location more than fifty (50) miles away from its current location; (v) the Company provides written notice to the Executive of its intent not to renew this Agreement or (vi) the failure of the Company to obtain and deliver to the Executive a reasonably satisfactory written agreement from any successor to all or substantially all of the Company’s assets to assume and agree to perform this Agreement. For the Executive’s resignation to be considered a resignation for Good Reason, the Executive shall be required to provide the Company with written notice of the existence of Good Reason no later than forty-five (45) days after the date on which the Executive has had, or should have had, actual knowledge of the event that is alleged to constitute Good Reason, the Company shall notify the Executive no later than the end of the Cure Period whether it agrees that a Good Reason event has occurred (and if it has occurred, whether the Company intends to cure it), and the Executive must actually resign within ninety (90) days of the end of the Cure Period. For the avoidance of doubt, these notice provisions shall, where they are applicable, override and supersede any obligation on or right for the Executive to provide the Company with three months’ notice under the Employment Contract.

(j) “Person” shall mean an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act of the United States) of Persons.

(k) “Termination Date” shall mean the date on which the Executive’s employment with the Company is terminated.

11. General Provisions.

(a) Entire Agreement. The parties agree that the Severance Benefits shall be the sole and exclusive payments or benefits to which the Executive shall be entitled in respect of the Executive’s termination of employment with the Company, and Executive shall not be eligible to participate in any other severance plan, program, agreement or arrangement of the Company. This Agreement shall supersede any and all prior understandings, representations or presentations, whether written or oral, relating to the subject matter hereof.

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(b) Tax Withholding. The Company shall be entitled to deduct or withhold, or require the Executive to remit to the Company, up to the maximum statutory amount necessary to satisfy taxes and/or employee National Insurance contributions required by law or regulation to be withheld with respect to any payment or benefit provided hereunder.

(c) No Mitigation. The Executive will be under no obligation to seek other employment and there will be no offset against any amounts owing to the Executive under Sections 2, 3 and 4 above, as applicable, on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

(d) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, delivered by certified or registered mail, postage prepaid, return receipt requested, or delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to any party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	MarketAxess Europe Limited c/o MarketAxess Holdings Inc. 55 Hudson Yards Floor 15 New York, New York 10001 Attention: General Counsel

If to the Executive, at the Executive’s then-current primary mailing address as indicated in the Company’s records.

(e) Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any purchaser of all or substantially all of the assets or equity interests of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(f) Waiver. No provision of this Agreement may be modified, amended or waived unless such modification, amendment or waiver is agreed to in writing signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

(g) Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the laws of England and Wales, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

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(h) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MARKETAXESS EUROPE LIMITED

/s/ Richard McVey
Name: Richard McVey
Title: Director

EXECUTIVE

/s/ Christophe Roupie
Name: Christophe Roupie

[Signature Page to Severance Protection Agreement]

EXHIBIT A

FORM OF RELEASE AND COVENANT NOT TO SUE AGREEMENT

THIS RELEASE AND COVENANT NOT TO SUE (this “Release Agreement”), dated as of [●], is by and between MarketAxess Europe Limited, a company incorporated and registered in England and Wales with registered number 04017610 and with registered office 5 (10th Floor), Aldermanbury Square, London EC2V 7HR (the “Company”), and Christophe Roupie (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive previously entered into a Severance Protection Agreement, dated as of 31 July, 2020 (the “Severance Agreement”);

WHEREAS, the Executive’s employment was terminated effective [●]; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Severance Agreement.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. General Release and Covenant Not to Sue.

(a) The Executive hereby releases the Company and all of its past, present, and future affiliates (including, but not limited to, any Group Company) and its and their respective officers, directors, shareholders, members, employees, successors and assigns (collectively referred to herein as the “Releasees”), jointly and severally, from any and all claims, known or unknown, which the Executive or the Executive’s heirs, successors or assigns have or may have against any Releasee arising on or prior to the Termination Date and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to claims for breach of contract and the Statutory Claims as set out in Schedule 1 (the “Statutory Claims”). This release is for any and all claims, including but not limited to claims arising from and during the Executive’s employment relationship with Releasees or as a result of the termination of such relationship. Notwithstanding any provision contained in this Release Agreement, this release is not intended to interfere with the Executive’s right to; disclose information which he is entitled to disclose under the sections 43A and 43B of the Employment Rights Act 1996, provided that the disclosure is made in accordance with the provisions of that Act and the Executive has complied with the Company’s policy (if any) from time to time in force regarding such disclosures; report a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution; or do or say anything that is required by Her Majesty’s Revenue and Customs (“HMRC”) and/or any other relevant authority or statutory body (a “Relevant Regulator”). For the purposes of this Release Agreement the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company and “Group” being construed accordingly (referred to herein as a “Group Company”).

(b) The Executive relinquishes any right to future employment with the Company or any of the Releasees, and agrees not to seek future re-employment with the Company or any of the Releasees. The Executive acknowledges that the Company shall have the right to refuse to re-employ the Executive without liability of the Company or any of the Releasees. This release shall not apply to any obligation of the Company pursuant to the Severance Protection Agreement.

(c) The Executive understands that the Executive is releasing the Releasees from claims that the Executive may not know about as of the date of the execution of this Release Agreement, and that it is the Executive’s knowing and voluntary intent even though the Executive recognizes that someday the Executive might learn that some or all of the facts the Executive currently believes to be true are untrue and even though the Executive might then regret having signed this Release Agreement. Nevertheless, the Executive understands that the Executive is expressly assuming that risk and agrees that this Release Agreement shall remain effective in all respects in any such case. The Executive expressly and completely waives all rights the Executive might have under any law that is intended to protect the Executive from waiving unknown claims, and the Executive understands the significance of doing so.

(d) In consideration of the terms set forth in this Release Agreement, the Executive represents that the Executive has not filed or permitted to be filed against the Releasees any charges, complaints or lawsuits, and the Executive covenants and agrees that the Executive will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Release Agreement and claims released pursuant to this Release Agreement (including, without limitation, any claims relating to the termination of the Executive’s employment), except as may be necessary to enforce this Release Agreement.

(e) The Executive understands and agrees that nothing in this Release Agreement limits or interferes with the Executive’s right, without notice to or authorization of the Company, to communicate in good faith with any Government Agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Government Agency. As used in this Release Agreement, “Government Agency” shall mean any other self-regulatory organization or any other federal, state or local governmental agency or commission. In the event the Executive files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on the Executive’s behalf, the Executive agrees that the Executive’s release of claims in this Release Agreement shall nevertheless bar the Executive’s right (if any) to any monetary or other recovery (including reinstatement), except the Executive does not waive: (i) the Executive’s right to receive a whistleblower award from a Government Agency for information provided to such Government Agency, (ii) any recovery to which the Executive may be entitled pursuant to workers’ compensation and unemployment insurance laws, and (iii) any other right where a waiver is expressly prohibited by law.

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(f) Nothing in this Release Agreement shall affect the Executive’s vested rights, if any, to the equity awarded to the Executive under the MarketAxess Holdings Inc. 2012 Incentive Plan, the MarketAxess Holdings Inc. 2020 Equity Incentive Plan, or any other equity or equity-based incentive plan of the Company or its Affiliates, in each case, as amended or restated. The Executive’s rights to benefits under any such plan(s) will be determined in accordance with the terms of such plan(s).

(g) Nothing in this Release Agreement shall affect the Executive’s accrued pension rights, if any, in relation to any pension plans in which he participated by virtue of his employment with the Company. The Executive’s rights to such benefits will be determined in accordance with the terms of such plans.

2. No Admission of Liability. It is understood that nothing in this Release Agreement is to be construed as an admission on behalf of the Releasees of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

3. Acknowledgements.

(a) The Executive acknowledges that:

(i) Before entering into this Release Agreement, the Executive has received independent advice from [Name] of [Law Firm] of [Address] (the “Adviser”) as to the terms and effect of this Release Agreement and, in particular on its effect on the Executive’s ability to pursue any complaint before an employment tribunal or other court;

(ii) the Adviser has confirmed to the Executive that he/she is a solicitor of the Senior Courts of England and Wales who holds a current practising certificate and that his/her firm has a policy of insurance in force covering the risk of a claim by the Executive in respect of any loss arising in consequence of his/her advice;

(iii) the Adviser shall, as a condition of this Release Agreement, sign, date and deliver to the Company the Adviser’s Certificate in the form set out in Schedule 2 (the “Adviser’s Certificate”);

(iv) The Executive has entered into this Release Agreement of the Executive’s own free will, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this Release Agreement other than the express terms set forth herein and in the Severance Agreement;

(v) The conditions relating to compromise agreements, compromise contracts and/or settlement agreements (as applicable) contained in section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 147 of the Equality Act 2010, section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, Regulations 35(2) and 35(3) of the Working Time Regulations 1998, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, section 49(4) National Minimum Wage Act 1998,

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section 14 Employment Relations Act 1999; Regulation 41(4) of the Transnational Consultation and Information of Employees Regulations 1999, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Regulation 52 of the European Public Limited-Liability Company Regulations 2004, Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 have been satisfied and that the conditions set out in paragraphs 147(3)(c) and 147(3)(d) of the Equality Act 2010 are met.

(vi) The Executive has read this Release Agreement and understands all of its terms, including the release of claims and covenant not to sue set forth in Section 1 above;

(vii) The Severance Benefits as defined and set forth in the Severance Agreement are in consideration of this release of claims and covenant not to sue, and constitute consideration in addition to anything of value to which the Executive is already entitled;

(viii) The Executive represents and warrants that the Executive is not aware of any facts that would establish that any officer or employee of the Company has engaged in conduct that the Executive believes would violate any applicable law, regulation or ordinance;

4. Miscellaneous.

(a) Governing Law. This Release Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Release Agreement, or the negotiation, execution or performance of this Release Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Release Agreement or as an inducement to enter into this Release Agreement), shall be governed by, and enforced in accordance with, the laws of England and Wales, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

(b) Construction. There shall be no presumption that any ambiguity in this Release Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Release Agreement shall be decided neutrally without regard to authorship.

(c) Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS THE EXECUTIVE’S OR ITS OWN FREE ACT.

[Remainder of page intentionally left blank; signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement as of the date first written above.

MARKETAXESS EUROPE LIMITED

Name:
Title:

EXECUTIVE

Name:

SCHEDULE 1

CLAIMS

Part A

1	Any claim for wrongful dismissal;

2	any claim for a statutory redundancy payment pursuant to sections 135 and/or 163 of the Employment Rights Act 1996;

3	any claim for unfair dismissal under Part X of the Employment Rights Act 1996;

4

any claim arising out of a contravention or an alleged contravention of Part II of the Employment Rights Act 1996 (protection of wages including any claim for unlawful deduction from wages pursuant to sections 13 and/or 23 Employment Rights Act 1996);

5	any claim in relation to the right for written statement of reasons for dismissal pursuant to sections 92 and/or 93 of the Employment Rights Act 1996;

Part B

6	any claim pursuant to section 2 of the Equal Pay Act 1970 and/or sections 120 and 127 of the Equality Act 2010;

7	any claim under or related to the Statutory Maternity Pay (General) Regulations 1986;

8	any claim in relation to the right to employment particulars and/or an itemised pay statement pursuant to sections 1, 8 and/or 11 of the Employment Rights Act 1996;

9	any claim in relation to Sunday working for shop and betting workers pursuant to Part IV of the Employment Rights Act 1996;

10

any claim arising out of a contravention of or an alleged contravention of Part III of the Employment Rights Act 1996 (Guarantee Payments), including any claim pursuant to sections 28 and/or 34 of the Employment Rights Act 1996;

11	any claim in relation to protection from suffering detriment in employment pursuant to Part V of the Employment Rights Act 1996 or under section 56 of the Pensions Act 2008;

12	any claim in relation to exercising the right to time off work pursuant to Part VI and Part VIA of the Employment Rights Act 1996;

13	any claim in relation to suspension from work pursuant to Part VII of the Employment Rights Act 1996;

14	any claim in relation to parental leave rights pursuant to the Employment Rights Act 1996;

15	any claim in relation to the right to request contract variation for flexible working pursuant to sections 80 and/or 80H of the Employment Rights Act 1996;

16

any claim arising out of a contravention or alleged contravention of the Trade Union and Labour Relations (Consolidation) Act 1992 as specified in section 18(1)(b) of the Employment Tribunals Act 1996 (excluding a claim for non-compliance of section 188);

17

any claim relating to pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or any claim pursuant to section 63 of the Sex Discrimination Act 1975 (discrimination, harassment and victimisation on the grounds of sex, marital status, gender re-assignment or civil partnership status);

18

any claim relating to direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 and/or any claim pursuant to section 54 of the Race Relations Act 1976 (discrimination, harassment and victimisation on the grounds of colour, race, nationality or ethnic or national origin);

19

any claim for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

20	any claim under the articles in Schedule 1 of the Human Rights Act 1998;

21	any claim pursuant to Regulation 30 Working Time Regulations 1998 (working time or holiday pay);

22	any claim under the National Minimum Wage Act 1998;

23	any claim under section 11 of the Employment Relations Act 1999;

24	any claim pursuant to Regulation 27 and Regulation 32 of the Transnational Information and Consultation of Employees Regulations 1999;

25	any claim under or related to the Maternity and Parental Leave, etc. Regulations 1999;

26	any claim pursuant to Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (discrimination on the grounds of part time status);

27	any claim pursuant to the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (discrimination on the grounds of fixed term status);

28

any claim relating to direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003 (discrimination, harassment on grounds of sexual orientation);

29

any claim relating to direct or indirect discrimination, harassment or victimisation related to religion or belief, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 (discrimination and harassment on grounds of religion or belief);

30	any claim under the Employment Act (Dispute Resolution) Regulations 2004;

31	any claim pursuant to Regulation 29 or Regulation 33 of the Information and Consultation of Employees Regulations 2004;

32	any claim under section 47B of the Employment Rights Act 1996;

33

any claim relating to direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or any claim pursuant to Regulation 36 or paragraphs 11 and 12 of Schedule 6 of the Employment Equality (Age) Regulations 2006;

34

any claim in relation to failure to elect appropriate representatives or inform or consult or any entitlement to compensation under the Transfer of Undertaking (Protection of Employment) Regulations 2006;

35	any claim under any provision of directly applicable European law or arising as a consequence of the United Kingdom’s membership of the European Union;

36	any claim in respect of harassment under the Protection from Harassment Act 1997;

37

any claim pursuant to section 120 of the Equality Act 2010 arising from any act of direct discrimination as described at section 13 of the Equality Act 2010 because of a protected characteristic listed at section 4 of the Equality Act 2010;

38	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of combined discrimination as described at section 14 of the Equality Act 2010;

39	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of indirect discrimination as described at section 19 of the Equality Act 2010;

40	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of harassment as described at section 26 of the Equality Act 2010;

41	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of victimisation as described at section 27 of the Equality Act 2010;

42	any claim pursuant to section 120 of the Equality Act 2010 arising from any act of discrimination as described at sections 16, 17 and 18 of the Equality Act 2010;

43

any claim in respect of the right to equal treatment, access to collective facilities and amenities, access to employment vacancies and the right not to be subjected to detriment under regulations 5, 12, 13 and 17(2) of the Agency Workings Regulations 2010;

44	any claim under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

45	any claim under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

46	any claim relating to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

47

any claim for personal injury or illness, including psychiatric illness and occupational stress, of which the Employee is aware or could reasonably be expected to be aware as at the date of this agreement and any claim for personal injury under discrimination legislation whether or not the Employee is aware of any such claim;

48	any claim for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018 and/or the General Data Protection Regulation;

49	any claim for failure to comply with obligations under the Freedom of Information Act 2000.

SCHEDULE 2

ADVISER’S CERTIFICATE

[ON HEADED NOTEPAPER OF ADVISER]

Strictly Private & Confidential – Addressee Only

[Date]

For the attention of: MarketAxess Europe Limited

c/o MarketAxess Holdings Inc.

55 Hudson Yards Floor 15

New York, New York 10001

Attention: General Counsel

Dear Sirs

I am writing in connection with the settlement agreement between my client, Christophe Roupie (the “Executive”) and MarketAxess Europe Limited (the “Company”) of [date] (the “Release Agreement”) to confirm that:

1	I, [Name] of [Firm], am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate issued by the Solicitors Regulation Authority.

2	I have given the Executive legal advice on the terms and effect of the Release Agreement and, in particular, its effect upon his ability to pursue his rights before an employment tribunal.

3	I gave the advice to the Executive as a relevant independent adviser within the meaning of the acts and regulations referred to in Section 3(a)(v) of the Release Agreement.

4

There is now in force (and was in force at the time I gave the advice referred to above), a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by in respect of loss arising in consequence of the advice I have given the Employee.

5	Neither myself nor [Firm] acted for the Company in relation to the termination of the Executive’s employment with the Company or the Release Agreement.

Yours faithfully

[Name]

[Firm]

EXHIBIT B

MARKETAXESS EUROPE LIMITED

MARKETAXESS CORPORATION

Proprietary Information and Non-Competition Agreement

This Proprietary Information and Non-Competition Agreement (the “Agreement”) by and between Christophe Roupie (“you”) and MarketAxess Corporation or its parent, affiliate or subsidiary by which you are employed or to which you provide services (the “Company”) is entered into as of 31 July, 2020 (the “Effective Date”).

1. Acknowledgments. You and the Company acknowledge that you are employed by or otherwise provide services to the Company and/or its parents, subsidiaries and affiliates (collectively, the “Company Group”) in a capacity which creates a relationship of confidence and trust between you and the Company Group. During the term of your employment or service relationship with the Company Group (the “Engagement Term”), you will obtain Confidential Information (as defined herein) with regard to the Company Group and its clients, customers and vendors and will be introduced to and create or develop relationships with customers, employees, joint ventures, suppliers and other persons with which the Company Group does business. Because the Company Group will suffer substantial damage if you engage in certain activities during or after the Engagement Term, including using or disclosing Confidential Information (as defined herein), it is necessary for the Company Group to be protected by the prohibitions and the restrictions set forth in this Agreement in exchange for good and valuable consideration, which you acknowledge receiving. You acknowledge your agreement to the terms and conditions of this Agreement by countersigning at the end of this Agreement.

2. Non-Disclosure of Confidential Information. During the Engagement Term and thereafter, you (a) shall hold all Confidential Information for the benefit of the Company Group (or the owner of any Confidential Information), and (b) shall not, without the prior written consent of the Company, use for your own benefit or disclose to any third party any Confidential Information. For the avoidance of doubt, this Section 2 is without prejudice to your obligations and the Company’s rights under clause 15 of the Employment Contract. In the event a conflict between the provisions of this Section 2 and clause 15 of the Employment Contract, the provisions of clause 15 of the Employment Contract shall apply.

For purposes of this Agreement, “Confidential Information” means all information obtained by or disclosed, created, revealed or known to you as a consequence of or through your employment or other service relationship with the Company Group that is secret, confidential or not generally known to the public (other than through your disclosure of such Confidential Information or disclosure by another person in violation of such person’s obligations to the Company Group or the owner of such Confidential Information) relating to (i) the Company Group, its businesses or operations or (ii) any client or other third party to which the Company Group provides services or which otherwise has business dealings with the Company Group. Confidential Information includes (A) information of a commercial nature (for example, information about customers, clients or vendors of the Company Group (or the third party or its affiliates), strategies, costs, prices and markets), (B) information of a technical nature (for example, methods, know-how, code, processes, technical specifications, drawings and design data),

(C) information of a strategic nature (for example, future developments or strategies pertaining to research and development, marketing and sales, new or improved products or services or other matters concerning the Company Group’s or third party’s planning), information as to employees and consultants (for example, capabilities, competence, status with the Company Group and compensation levels), and (E) information conceived, originated, discovered or developed by you during the Engagement Term.

In the event you are compelled by order of a court or other governmental or legal body to disclose any Confidential Information to anyone other than the Company (and its designees), you shall promptly notify the Company of any such order and shall cooperate fully with the Company (or the owner of such Confidential Information) in protecting such information to the fullest extent possible under applicable law.

Nothing in this Agreement shall prohibit you from reporting or disclosing information under the terms of the MarketAxess “Whistleblower Policy”, a copy of which is attached hereto as Appendix A.

3. Return of Materials. All Confidential Information, hard copy or electronic documents, records, notebooks, files, memoranda, computer printouts, disks, computer software, designs, hardware (including but not limited to mobile devices and any network related equipment), data, reports, fee schedules or price lists, plans, communications and other documents or materials (including copies or reproductions thereof and documents or information derived therefrom) in your possession or control (the “Materials”) prepared by you (whether individually or with others), obtained by you or disclosed to you in connection with or relating to your employment or other service relationship with the Company Group shall be left with or returned to the Company upon the termination of the Engagement Term or upon the Company’s request. Such Materials shall at all times be the property of the Company Group. At the request of the Company, you shall provide a signed, written certification in a form acceptable to the Company confirming that you have returned any and all Materials to the Company. For the avoidance of doubt, this Section 3 is without prejudice to your obligations and the Company’s rights under clause 20 of the Employment Contract.

4. Non-Competition. During the Engagement Term and for nine (9) months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, contractor or in any other capacity whatsoever, provide services that are the same as or similar to any of the services that you provided to the Company Group in the twelve (12) months prior to the termination (for any reason) of your employment by, or provision of services to, the Company Group to any person or entity: (i) that is engaged in the design, development, operation or promotion of (a) any electronic system or platform, alternative trading system, electronic communication network or other entity that provides fixed income securities (or other fixed income instruments or derivatives) trading services, data or research products, analytical products or other services ancillary to the trading of fixed income securities or instruments or (b) any pre- or post-trade services business for the matching, reporting or publication of securities that competes with the Company Group’s pre- or post-trade services business at the time of termination; or (ii) that is a Competing Business at the time of termination of the Engagement Term, it being understood that, for the purposes of this Section 4 only, “Competing Business” shall mean any entity or group which derives 10% or more of its total consolidated revenues from the same or a similar product or business line as any product or business line of the Company Group that generates 10% or more of the Company Group’s total consolidated revenues at the time of termination. Notwithstanding the foregoing, the length of the Non-Compete Period will be reduced by the period, if any, that you remain employed by the Company but are required to remain away from work during your notice of termination period. Due to the global nature of the Company Group’s business and your global responsibilities for the Company Group, you agree that the restrictions set forth in this Section 4 shall apply within the United States, the United Kingdom or in any foreign country where the Company Group transacts any such business or otherwise offers any such product. Nothing herein precludes you from owning less than 1% of the total outstanding stock of a publicly held company or from engaging in any otherwise prohibited activity with the express prior written approval of the Board of Directors of MarketAxess Holdings Inc.

5. Non-Solicitation. During the Engagement Term and for twelve (12) months thereafter (the “Non-Solicitation of Customers Period”), you shall not directly or indirectly solicit, encourage or induce (or attempt to solicit, encourage or induce) any person or entity who does business with (or is considering doing business with) the Company Group or who uses the Company Group’s products or services and to whom you provided services or about whom you obtained Confidential Information during the Engagement Term to (a) terminate, cease, reduce, or diminish in any way its relationship or prospective relationship with the Company Group or (b) use a competing product or service. Notwithstanding the foregoing, the length of the Non-Solicitation of Customers Period will be reduced by the period, if any, that you remain employed by the Company but are required to remain away from work during your notice of termination period.

6. Non-Solicitation of Employees or Consultants. During the Engagement Term and for twelve (12) months thereafter (the “Non-Solicitation of Personnel Period”), you shall not directly or indirectly (a) recruit, solicit, encourage or induce (or attempt to recruit, solicit, encourage or induce) any non-clerical employee or consultant of the Company Group (in each case with whom you had dealings during the Engagement Term) to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company Group or (b) hire or assist another person or entity to hire any non-clerical employee or consultant of the Company Group or any person who, to your knowledge, within six months before was such a person (in each case with whom you had dealings during the Engagement Term). You may however, if requested by any entity with which you are not affiliated, serve as a reference for any person who at the time of the request is not an employee of, or consultant to, the Company Group. Notwithstanding the foregoing, the length of the Non-Solicitation of Personnel Period will be reduced by the period, if any, that you remain employed by the Company but are required to remain away from work during your notice of termination period. For the avoidance of doubt, Sections 4, 5 and 6 supersede and replace in their entirety clause 21 of the Employment Contract, which shall cease to have any effect on the Effective Date.

7. Non-Contravention. You shall not disclose to the Company Group or use during your Engagement Term any confidential information or inventions, discoveries, concepts, improvements or innovations of any of your prior employers or of any other third party.

8. Representations. You acknowledge and agree that you have not entered into, and during the Engagement Term will not enter into, any other agreement or obligation which would in any way affect, restrict or limit your employment or other service relationship with the Company Group or otherwise conflict with your obligations to the Company Group. In addition, you hereby represent, warrant and covenant to the Company as follows: (a) you have the right to grant the rights granted in this Agreement, you are not under any contractual or other obligation that would prevent, limit or impair, in any way, the performance of your obligations hereunder and have not done and will not do any act and have not made and will not make any grant, assignment or agreement which will or might conflict or interfere with the complete enjoyment of all of the Company’s rights under this Agreement; and (b) all material provided or contributed by you for use in the Inventions, (i) will be wholly original with you and not copied in whole or in part from any other work, (ii) will not violate or infringe in any way upon the rights of others, including, without limitation, any patent, copyright, trademark or other proprietary right, and (iii) will not violate any applicable law. You will defend, indemnify and hold harmless the Company Group, and its respective managers, officers, employees and representatives, and their respective agents, successors and assigns, from and against any and all claims, losses and expenses, including without limitation attorneys’ fees and costs, arising out of any breach or alleged breach of your representations, warranties or covenants hereunder.

9. Enforcement. The parties have entered into this Agreement in the belief that its provisions are valid, reasonable and enforceable.

10. Remedies. In the event of a breach or potential breach of the restrictions and prohibitions in this Agreement, you acknowledge that the Company Group (or the owner of any relevant Confidential Information) will be caused irreparable harm and that money damages may not be an adequate remedy. You also acknowledge that the Company Group (and the owner of such Confidential Information) shall be entitled to injunctive relief (in addition to its other remedies at law or equity) to have such provisions specifically enforced without posting any bond.

11. Reasonableness. You acknowledge that the prohibitions and restrictions set forth in this Agreement, including in Sections 2, 4, 5 and 6, are reasonable and necessary for the protection of the business of the Company Group, that the restrictions and prohibitions herein will not prevent you from earning a livelihood after the termination of the Engagement Term and that part of the compensation paid and, if you are an employee, the benefits provided to you are in consideration for entering into this Agreement. If any of the restrictions or obligations contained in this Agreement is held not to be valid or enforceable for any reason (including on the basis that it exceeds what is reasonable for the protection of the confidential information and/or other interests of the Company) but would be valid and enforceable if part or parts of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it valid and enforceable.

12. Assignment; Entire Agreement. Your rights under this Agreement are not assignable. This Agreement and the rights hereunder shall be assignable by the Company, in whole or in part. This Agreement and the rights hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assignees and may not be altered, modified, or amended except by written instrument signed by you and the Company. This Agreement sets forth the entire understanding of you and the Company with regard to the subject matters covered herein and supersedes and replaces any existing agreement, written or otherwise, entered into by you and the Company with regard to the same or similar subject matter.

13. Notices. All notices hereunder shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, or nationally recognized overnight courier addressed to the other party at your address on the books of the Company or at the Company’s executive offices, as the case may be. Notices shall be deemed given when received or three days after mailing, whichever is earlier.

14. Review of Agreement. You acknowledge and agree that you have been provided with sufficient time to carefully review and examine this Agreement and to consult with counsel or other advisors regarding this Agreement, and that you understand the terms and conditions set forth in this Agreement.

15. Future Employers. You acknowledge and agree that the Company Group may share this Agreement or any of the terms or provisions herein with any person or entity who potentially or actually retains you as an employee, consultant or service provider.

16. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED FOR ALL PURPOSES BY THE LAWS OF ENGLAND AND WALES, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAWS.

17. Jurisdiction. IN THE EVENT OF ANY CLAIM, DISPUTE OR DIFFERENCE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT THE PARTIES HERETO IRREVOCABLY AGREE AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF ENGLAND AND WALES.

18. Counterparts. This Agreement may be executed in original or by facsimile or similar method in several counterparts and, as so executed, shall constitute a single agreement binding on all parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

[Remainder of page intentionally left blank; signature page follows.]

EXECUTIVE		MARKETAXESS EUROPE LIMITED

Signed:	/s/ Christophe Roupie	By:	/s/ Richard McVey
Printed Name: Christophe Roupie		Printed Name: Richard McVey
Title: Director